Exhibit 99.1

Astec Industries Announces CEO Transition

Benjamin G. Brock Resigns as President and CEO

Board Appoints Richard J. Dorris, P.E., as Interim CEO

William D. Gehl Appointed Chairman of the Board

Board Conducting Search for Permanent CEO

CHATTANOOGA, Tenn. – January 22, 2019 – Astec Industries, Inc. (Nasdaq: ASTE) today announced that Benjamin G. Brock has resigned as President and Chief Executive Officer and as a member of the Board of Directors, effective as of the close of business on January 21, 2019. The Board has appointed Richard J. Dorris, P.E., who has served as Executive Vice President and Chief Operating Officer since 2014, to serve as interim Chief Executive Officer until a permanent successor is named. In addition, the Board has appointed William D. Gehl, a current member of Astec’s Board, as Chairman of the Board, effective immediately.

Mr. Brock said, “It has been a privilege to work alongside Astec’s dedicated employees over the past 26 years and to lead the Company as CEO for the past five years. Since Astec was founded in 1972, the Company has consistently delivered unparalleled products and service to our customers and become a leader in global construction equipment manufacturing. I am proud to have been a part of that legacy. After 26 years of service, I am confident that now is the time to pursue new personal and professional interests. I look forward to watching Astec’s continued growth and success in the future.”

The Astec Board has initiated a search process to identify a permanent CEO and will be working with a leading executive search firm to assist in its efforts.

Mr. Gehl said, “We are fortunate to have a leader with Rick’s experience to step into the CEO role on an interim basis while the Board conducts a robust search for the Company’s next CEO. Rick has a deep understanding of Astec’s business and operations as well as the construction industry, which make him an excellent choice to lead Astec through this transition period. Astec has a strong foundation in place, and we look forward to continuing to work with Rick and the rest of the Company’s senior leadership team as Astec advances the important initiatives it has underway and capitalizes on the strengths of our businesses. On a personal note, I am gratified to be taking on the Chairman role as the Board continues to oversee the execution of the Company’s strategy.”

Mr. Dorris said, “Thanks to the talented and dedicated team at Astec, we are making progress in improving operational effectiveness across the Company. I am honored to take on the interim CEO role as we collectively execute on our strategic plan to improve profitability and drive shareholder value.”

Mr. Gehl continued, “On behalf of the Board, I thank Ben for his many contributions to the Company over the years and wish him success in the future.”

About Richard J. Dorris, P.E.

Richard J. Dorris, P.E., has served as the Company's Chief Operating Officer and Executive Vice President since January 2014.  He previously served as the Group Vice President and President of the Company's Energy Group from August 2012 to December 2013 and as President of Heatec, Inc. from 2004 to January 2014.  From 1999 to 2004, he held the positions of National Accounts Manager, Project Manager and Director of Projects for Astec, Inc. Prior to joining Astec, Inc., he was President of Esstee Manufacturing Company from 1990 to 1999 and was Sales Engineer from 1984 to 1990. Mr. Dorris is a Professional Engineer licensed in Tennessee.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including all statements regarding the Board of Directors’ search for a permanent Chief Executive Officer and pursuit of its strategic plan. These forward-looking statements reflect the Company’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2017.

About Astec Industries

Astec Industries, Inc., (www.astecindustries.com), is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling;  and concrete production. Astec's manufacturing operations are divided into three primary business segments: road building  and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and diversified equipment for industrial markets, including the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

For Additional Information Contact:

Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com